EXHIBIT 10


COMPUTER ASSOCIATES Software superior by design.

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, NY 11788-7000
1-516-DIAL CAI (342-5224)
FAX 1-516-DIAL FAX (342-5329)


Monday, June 30, 1997

Mr. Marty Kittrell
Vice President and Chief Financial Officer
Exide Electronics
8609 Six Forks Road
Raleigh, North Carolina 27615


Dear Marty:

This letter, when executed and returned by you to CA, will incorporate the attached license agreement between Exide Electronics and Computer Associates International, Inc. with an effective Date of June 30, 1997.

* CA will resell Exide's Forseer Technology/Agents and remit to Exide a 17.5% royalty rate on the actual gross sales of the Forseer Technology/Agents to CA's client;

* CA will implement a seperate product code for Exide's Forseer Technology/ Agents to facilitate the tracking of Gross Sales.

* CA will commit to $20,000,000 worth of Forseer Technology/Agent royalties, payable as follows:

                         $10,000,000 due June 30, 1997
                         $5,000,000 due June 30, 1998
                         $5,000,000 due June 30, 1999

All of the above financial commitments will be non-contingent and will be due and payable by both parties. Please sign your concurrence below to this Agreement.

Very Truly Yours'                          Accepted By Exide Electronics

/s/RICHARD P.CHIARELLO                     /s/MARTY KITTRELL
Richard P. Chiarello                       Marty Kittrell
Senior Vice President,                     Vice President & Chief
  North American Sales                       Financial Officer
Computer Associates International, Inc.    Exide Electronics


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                                                                  )

                   Exide Electronics Source License Agreement



Licensee's Name       Computer Associates International

Licensee's Address    One Computer Associates Plaza - Islandia, NY  11788-7000

Date                  6/30/97

Exide Software License Agreement No.        MKM -047-DTX


Exide Electronics grants to Licensee only, and not to any parent, subsidiary, or affiliate of Licensee, and Licensee accepts a nonexclusive, nontransferable license to use the Source Code for the Licensed Programs identified on Exhibit "A", only under the following terms and conditions:


1.0   DEFINITIONS

1.1 "Derivative Work" means a software program, in object code, developed by Licensee which incorporates portions of Licensed Programs through compiling and/or linking Exide Electronics - provided code with Licensee's code.

1.2 "Licensed Program" means the software object programs for which Source Code is obtained.

1.3 "Source Code" means the source code for the Licensed Programs identified on Exhibit "A" and which consists of the material listed on Exhibit "A" supplied to Licensee by Exide Electronics



2.0   RIGHTS AND CONDITIONS

2.1 Licensee may use Source Code at Licensee's development locations and will exercise the same methods and process used to protect the Licensee's own source code developments and products.

2.2 Licensee may modify Source Code and merge portions of the Source Code into Licensees' program material for its own use. Programs which incorporate portions of Source Code are Derivative Source Programs. Object Code generated from Derivative Source Programs is a Derivative Work.

2.3 Licensee shall keep accurate records of the number of Derivative Works on the number of Derivative Works distributed.

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3.0   NOTICES

3.1 All notices and requires under this Agreement shall be in writing, shall reference this Agreement and shall be deemed given upon delivery, registered receipt requested, to the addresses listed below, which may be modified upon written request.

Notices to Exide Electronics sent to:      Notices to Licensee shall be sent to:

Exide Electronics                          _SVP North American Sales___________
8609 Six Forks Road                        ____________________________________
Raleigh, North Carolina  27615             _(Address Above)____________________
Attn: Contract Management                  ____________________________________



4.0   DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY

4.1 EXIDE ELECTRONICS MAKES NO WARRANTY OF ANY KIND WITH REGARD TO SOURCE CODE. SOURCE CODE IS LICENSED ON AN "AS IS" BASIS. EXIDE ELECTRONICS SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS OF A PARTICULAR PURPOSE.

5.0   PROTECTION AND SECURITY

5.1 Licensee acknowledge that Exide Electronics considers Source Code a trade secret. Licensee shall not make Source Code or Derivative Programs available in whole or in part or in any form, to any person other than Licensee's employees who are designated to work on Licensee's development effort and who have a specific need for access to Source Code. Licensee agrees to instruct each such employee of his or her obligations with respect use, copying, protection, and security of Source Code. Notwithstanding the earlier termination of this Agreement, the obligations of this paragraph are to remain in effect until such time as Source Code becomes publicly known, through no act or failure to act on Licensee's part.

5.2 Each Licensed Program is copyrighted. Licensee shall include the appropriate copyright notice on all copies, partial copies, Derivative Works and their media. Licensee shall use its best efforts to prevent any violation of these copyrights.

6.0   ASSIGNMENT, SALE OR TRANSFER

6.1 Licensee may not assign, sublicense, or otherwise transfer this Agreement or any right or obligation hereunder without Exide Electronics written consent.

7.0   REPRESENTATIONS AND WARRANTIES

7.1 Exide Electronics warrants that it has the right to grant the licenses and rights granted in this Agreement and it is under no obligation or restriction, nor will it assume any obligation or restriction, which would in any way interfere with, be inconsistent with or present a conflict of interest concerning Exide Electronics obligations under this Agreement.

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7.2  Exide Electronics warrants that the Products do not infringe any intellectual property rights under any patent, copyright or trademark or other intellectual property right in the territory and that the exercise by Licensee and it distributors of the rights granted under this Agreement shall not infringe on any patent, copyright, trademark or other intellectual property right of any third party. Supplier further represents that except as disclosed to Licensee in writing, the Product is original work of Exide Electronics, does not incorporate any third party products or code and Exide Electronics is under no royalty obligation to any third party relating to the Product or Licensee's exercise of it rights under this Agreement.

7.3 Exide warrants that the product (including all new releases and updates thereto) will operate substantially in accordance with its functional specification and published documentation. Should the Product not operate in the prescribed manner then Exide Electronics shall use its best efforts to ensure that it does so in as short a time as is possible. Exide Electronics shall not include any authorizations strings, "time bombs", license managers or other devices in the Product unless such devices are specifically disclosed to and accepted by Licensee in writing.


7.4 Exide Electronics represents and warrants that it has or will obtain appropriate insurance coverage in accordance with generally accepted commercial practices, covering risk, loss due to errors or omissions in the Products, as well as general liability. Exide Electronics agrees to notify Licensee of any significant changes in such policy and agrees to provide Licensee, upon Licensee's request, copies of the relevant certificates of insurance pertaining to such insurance.



8.0   INDEMNITY

8.1 Exide Electronics shall fully indemnify Licensee and its distributors against any and all loss, costs, expenses and liability in connection with, and defend Licensee and its distributors against any claims (i) that the product infringes any copyright, patents trademarks, trade secrets or other intellectual property right of third parties (ii) which result from a breach of the warranties set forth above in Section 7; or (iii) which is based on a failure of Exide Electronics to perform its maintenance and support obligations set forth herein; provided that:

         (a) Exide Electronics is given prompt written notice of such claim and its details by Licensee;

         (b) Exide Electronics may, upon Licensee's written consent (which shall not be unreasonably withheld) have the opportunity of sole conduct and control of the claim's settlement or compromise.

         (c) Licensee shall give Exide Electronics all reasonable assistance in connection therewith at Exide Electronics expense.

         (d) Such infringement is not caused by or contributed to by acts of Licensee or its Distributors other than use and distribution of the Product in accordance with this agreement.

8.2 Exide Electronics shall also fully indemnify Licensee against any and all actual costs, expenses and liability incurred in connection with any computer software virus introduced to Licensee or its Distributors or customers via the Product, if the introduction of such virus is the result of negligence on part of Exide Electronics.

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9.0   BREACH AND TERMINATION


9.1 If Licensee breaches any term of this Agreement, or if Licensee becomes insolvent or if bankruptcy or receivership proceedings are initiated by or against Licensee, Exide shall have the right to terminate this Agreement immediately, and in addition to all other rights of Exide Electronics, all amounts which would have become due and payable under this agreement will immediately become due and payable to Exide Electronics.

9.2 Upon termination of this agreement, Licensee shall either return or destroy source code obtained for this agreement and may not include source code in any new developments or derivative programs. Licensee may retain any source code and use any and all derivative works necessary to support existing customers already using derivative works for a period of five (5) years following such termination.

10.0  OWNERSHIP OF SOURCE CODE


10.1 Source Code, Derivative Source Code, Derivative Works and all copies, in whole or in part, are and shall remain the property of Exide Electronics. This agreement grants no rights other than those set forth herein.

11.0  GENERAL

11.1 This Agreement shall be governed by the laws of the State of North
     Carolina.


AGREED:
Exide Electronics                            Licensee

/s/MARTY KITTRELL                            /s/RICHARD P. CHIARELLO
Signature                                    Signature

Marty Kittrell                               Richard P. Chiarello
Printed Name                                 Printed Name

Vice President & Chief                       Senior Vice President and General
     Financial Officer                            Manager
Title                                        Title

June 30, 1997                                June 30, 1997
----------------------------------           -----------------------------------
Date                                         Date


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                                   Appendix A


Source Code for the following product(s):


DataTrax Systems Foreseer Enterprise Management Software for foundation equipment

Current Release: Release 1.4 - June 26, 1997